Geospatial Holdings, Inc. 8-K

Exhibit 99.1

Geospatial Secures Bridge Loan and Enters Into Amended and Restated Settlement Agreement with Investor Group

PITTSBURGH, PA December 16, 2011 -- Geospatial Holdings, Inc. (OTC Bulletin Board “GSPH”) (Geospatial) has received the proceeds of a $300,000 bridge loan. Under the terms of the associated promissory note and security agreement, Geospatial is obligated to repay the loan principal, together with interest accrued thereon at the rate of 10% per annum, at the earlier of June 2, 2012 or 10 days following its closing on an equity raise of at least $3.5 million.  The loan is secured by Geospatial equipment with a net book value of approximately $350,000.  As further consideration for the loan, Geospatial issued the lender a warrant, which expires in December 2016, to purchase 3.0 million shares of its common stock at $0.10 per share.

In November 2011, Geospatial entered into an amended and restated settlement agreement (new agreement) with 29 investors that purchased shares of its capital stock in private placements in October and December 2009 and March 2010. The new agreement replaces the April 2011 settlement agreement (initial agreement) with investors who threatened to file a lawsuit against Geospatial and its officers relating to their purchases of $5.5 million of capital stock issued in connection with the offerings.

The initial agreement required Geospatial to raise at least $5.0 million of additional equity capital by August 12, 2011 as a condition for the investors’ agreement to forever waive their right to pursue their claims against Geospatial and it officers, except in the event Geospatial files for bankruptcy. Since Geospatial has not raised the minimum equity capital required under the initial agreement, a new agreement has been negotiated with the investors which reduces the minimum equity raise to $3.5 million and extends the deadline for closing on the equity offering to January 15, 2012.  The investors have agreed not to pursue their claims through January 15, 2012 to afford Geospatial the opportunity to raise the additional funds.

Following the closing of an equity offering of at least $3.5 million, Geospatial will issue additional shares of Geospatial stock to the investors.  Under the new agreement, each such investor will be granted additional shares so that the aggregate number of shares issued to such investor related to the offerings and the settlement will equal 60% of the investor’s aggregate investment in the offerings divided by the per share price at which Geospatial effects its anticipated offering.

- MORE -

Geospatial Holdings, Inc.

Thus, the investors will be treated as if they had purchased all of their shares at approximately 167% of the offering price to be established in the upcoming offering. Under the initial agreement, investors were to be treated as if they had purchased all of their shares at 100% of the offering price.

As consideration for the reduction in shares granted to the investors under the new agreement, Geospatial has agreed to issue warrants to purchase its common stock exercisable at two times the offering price.  At closing, the investors will be issued warrants to purchase two shares of common stock for each share of common stock they are issued under the new agreement. The warrants will be issued following the closing of the anticipated offering and will expire six years after issuance.

Other unaffiliated investors purchased $6.4 million of Geospatial capital stock in the October 2009 through March 2010 private placements.  While these investors have not raised allegations of misconduct against Geospatial or its officers, the Board of Directors has concluded that such investors should be entitled to additional shares and warrants consistent with the terms outlined above provided they invest the same amount in the new offering as they invested in the 2009/2010 private placements.

If such investors invest a lesser amount in the new offering, shares and warrants to which they are entitled would be reduced proportionately. Thus, if an unaffiliated investor purchases shares in the new offering equal in value to 70% of their investment in the 2009/2010 private placements, additional shares and warrants to which they would be entitled had they purchased 100% of their 2009/2010 investment would be reduced by 30%.

The new settlement agreement also requires Geospatial to extend its license and distribution agreement with Reduct NV. Geospatial intends to negotiate an extension of the Reduct agreement, which expired May 31, 2011.

About Geospatial Holdings, Inc.

Geospatial Holdings, Inc. utilizes proprietary technologies to determine the accurate location and position of underground pipelines, conduits and other underground infrastructure data allowing Geospatial to create accurate three-dimensional (3D) digital maps and models of all underground infrastructure. Our website is www.GeospatialHoldings.com.

GeoUnderground, the company's powerful (GIS) geographic information system database enables users to view and utilize this 3D pipeline mapping information securely from any desktop or via a standard browser. GeoUnderground seamlessly integrates with all known technologies gathering above-ground geo-referenced digital information and all standard GIS databases.

Geospatial Holdings, Inc.

Licensed users, for the first time, have available to them a suite of technologies allowing them to collect data and create highly accurate 3D maps and models of both above-ground and below-ground infrastructure and view and share this invaluable information in a secure manner with their peers and associates anywhere in the world through a conventional browser via the internet.

Geospatial provides proprietary data acquisition technologies which accurately locate and map underground and above ground infrastructure assets such as pipelines and surface features and manages that data via its GeoUnderground web-based portal.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Company makes forward-looking statements in this news release that represent the Company's beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to the Company and on management's beliefs, assumptions, estimates and projections and are not guarantees of future events or results. When used in this document, the words "anticipate," "estimate," "believe," "plan," "intend," "may," "will" and similar expressions are intended to identify forward looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the "Risk Factors" section of the Company's Annual Report on Form 10-K. for the year ended December 31, 2009 and in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's Report on Form 8-K filed with the Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

SOURCE: Geospatial Holdings, Inc.